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March 1, 2001


Joel Morganroth, M.D.
PRWW, Ltd.
30 S. 17th Street
Philadelphia, PA 19103

Dear Joel:

         This will confirm that you and PRWW, Ltd. (together with its affiliates, "PRWW") have agreed as follows:

         1. By mutual agreement, both the Management Employment Agreement between you and PRWW date September 7, 1999 (the "Employment Agreement") and your employment with PRWW have terminated effective March 1, 2001, without liability to any party.

         2. From and after March 1, 2001 you will not be eligible to participate in any PRWW employee benefit or compensation plan or arrangement. You further confirm that, as of March 1, 2001, no sums or obligations are owed to you by PRWW (including without limitation severance), except for (a) salary accrued through February 28, 2001, (b) expenses incurred through February 28, 2001 which in accordance with PRWW's standard policies are subject to reimbursement and (c) the obligations of PRWW under the consulting agreement between your professional corporation and PRWW.

         3. This will further confirm that, since you are continuing as a member and Chairman of the Board of Directors, your outstanding stock options will not terminate solely due to the fact that you are no longer an employee of PRWW, but instead will continue indefinitely until the earlier of the stated termination date of the option or three months following the date that you cease to be a member of the Board of Directors.

         Please confirm your agreement with the foregoing by countersigning this letter below.

                                                        Very truly yours,
                                                        PRWW, Ltd.

                                                  By: /s/ Bruce Johnson
                                                      -------------------------
                                                        Bruce Johnson
                                                        Senior Vice President
The foregoing is accepted and agreed to:

/s/ Joel Morganroth
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Joel Morganroth, M.D.